Exhibit 15
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The Board of Directors
Polaroid Corporation


Ladies and Gentlemen:

Re: Registration Statement on Form S-8 for The Polaroid Profit Sharing Retirement Plan.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 15, 1997, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



                                         Very truly yours,

                                         /s/ KPMG Peat Marwick LLP



Boston, Massachusetts
July 28, 1997